Exhibit 23.2

Independent Registered Public Accounting Firm’s Consent

We consent to the incorporation by reference in this Registration Statement of CCSC Technology International Holdings Limited on Form F-3/A2 File No. 333-284474 of our report dated July 22, 2024 with respect to our audits of the consolidated financial statements of CCSC Technology International Holdings Limited as of March 31, 2024 and 2023 and for the years ended March 31, 2024 and 2023 appearing in the Annual Report on Form 20-F of CCSC Technology International Holdings Limited for the fiscal year ended March 31, 2024. We also consent to the reference to our firm under the heading “Experts” in the Prospectus, which is part of this Registration Statement.

We were dismissed as auditors on November 1, 2024 and, accordingly, we have not performed any audit or review procedures with respect to any financial statements incorporated by reference in the Registration Statement on Form F-3/A2 for the periods after March 31, 2024.

/s/ Marcum Asia CPAs LLP

Marcum Asia CPAs LLP

New York, New York

March 6, 2025